EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Annual Report on Form 10-K of our report dated October 1, 2020, relating to the financial statements of Healthcare Solutions Management Group, Inc., as of June 30, 2020 and to all references to our firm included in this Annual Report on Form 10-K.

Certified Public Accountants

Lakewood, CO

October 6, 2020